EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Clearway Energy, Inc.:
We consent to the incorporation by reference in the registration statements Numbers 333-206061 and 333-190071 on Form S-8, and Numbers 333-224684, 333-212096, 333-205140, 333-204589 on Form S-3 of Clearway Energy, Inc. of our report dated March 30, 2020, with respect to the consolidated balance sheets of DGPV HoldCo 3 LLC, as of December 31, 2019 and 2018, and the related consolidated statements of operations, members’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively, the "financial statements"), which report appears in the Form 10-K/A of Clearway Energy, Inc. dated March 30, 2020.

Our report dated March 30, 2020 refers to changes in accounting principle, the Company’s adoption of Topic 842, Leases.

(signed) KPMG LLP
Philadelphia, Pennsylvania
March 30, 2020